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                                                                    EXHIBIT 10.3

December 28, 2001      Short Form Debenture          Geneva, Switzerland

          1 This Short Form Debenture ("Debenture") shall govern the advance of US$12,500,000 by Private Investment Bank Limited, Nassau, Bahamas or its affiliates, acting in its name but on behalf and at the exclusive risk of Private Investment Bank Limited's client (collectively "PIBL") to e-MedSoft.com dba Med Diversified or its affiliates (collectively "MED") to be received on or before December 28, 2001, to a bank account of MED's at PIBL. The parties executing this Debenture shall be obligated to perform in accordance with its terms.

          2 This Debenture is subject to an escrow agreement, executed by the parties hereto and placed with PIBL, it being the intention and obligation of the parties that by their execution thereof, the parties are obligated to do precisely what is set forth in the escrow agreement, without further condition, term, prerequisite, limitation, contingency, requirement or other exception whatsoever.

          3 PIBL has committed to fund debt to MED in the total amount of US$12,500,000 ("principal sum") on the terms set forth herein.

          4 In exchange for such funding, MED and PIBL agree as follows: (i) MED will repay the principal sum to PIBL or its designee together with interest thereon at the rate of seven percent (7%) per annum net for PIBL ("interest") payable on the maturity date of JUNE 28, 2002, and MED may, upon giving fourteen
(14) days' notice in writing to PIBL, pre-pay this obligation in full without penalty at any time - within its sole discretion - prior to maturity hereunder, but in any case not before March 28, 2002.

          5 As collateral for such funding, PIBL or its designee shall receive collateral from U.S. Government medical gross accounts receivables due to MED ("A/R Collateral") in an amount equal to 1.422 times the principal amount funded. This A/R Collateral shall be provided to PIBL by way of a lock-box assignment agreement from NCFE, a copy of which is attached hereto as Exhibit "A" and incorporated herein by reference.

          6 MED agrees that, upon its execution hereof, it is obligated to accept the advance of the funding hereunder and to perform all acts required of it pursuant to this Debenture and the escrow agreement, notwithstanding any act, event or other circumstances whatsoever.

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          7 At the option of PIBL, PIBL has the exclusive right to demand full payment of the entire amount hereof, plus interest, after June 28, 2002, with a maximum five (5) day grace period, out of the A/R Collateral lock box being held by PIBL. At the time of such payment from the A/R Collateral lock box to PIBL, PIBL agrees to release the balance of the percentage of the gross accounts receivable collateral to MED. For example, if the unpaid balance of the debenture is US$10M plus US$200,000 interest, and the A/R/ Collateral is US$14,200,000, the difference between the US$10,200,000 and the US$14,200,000 will be released back to MED upon payment in full of the debenture, plus interest, to PIBL.

Acknowledged, agreed to and accepted this 24th day of December, 2001, at Geneva, Switzerland.

PRIVATE INVESTMENT                       E-MEDSOFT.COM dba
BANK LIMITED                             MED DIVERSIFIED

By: /s/ Francois Rouge                  By: /s/ Frank P. Magliochotti
   -------------------------------          ------------------------------------
         Authorized Signatory                Frank P. Magliochotti, Jr., Its
            Francois Rouge                   President, Chief Executive Officer
                                             and Vice Chairman

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